UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Voegele, Brian C.
   4 Greenway Plaza
   Houston, Texas  77046
   USA
2. Issuer Name and Ticker or Trading Symbol
   Transocean Offshore Inc.
   RIG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 1, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |4/30/9|M   | |2,400             |A  |$8.375     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/30/9|M   | |7,200             |A  |$10.50     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/30/9|M   | |4,400             |A  |$23.4375   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/30/9|M   | |1,466             |A  |$28.75     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/30/9|S   | |15,466            |D  |$54.1875   |1,000 (1)          |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |813                |I     |(2)                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Executive Stock Option|$8.375  |4/30/|M   | |2,400      |D  |(3)  |1/27/|Common Stock|2,400  |       |0           |D  |            |
s                     |        |98   |    | |           |   |     |04   |            |       |       |            |   |            |
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Executive Stock Option|$10.50  |4/30/|M   | |7,200      |D  |(4)  |2/23/|Common Stock|7,200  |       |0           |D  |            |
s                     |        |98   |    | |           |   |     |05   |            |       |       |            |   |            |
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Executive Stock Option|$23.4375|4/30/|M   | |4,400      |D  |(5)  |2/23/|Common Stock|4,400  |       |1,200       |D  |            |
s                     |        |98   |    | |           |   |     |06   |            |       |       |            |   |            |
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Executive Stock Option|$28.75  | 4/30|M   | |1,466      |D  |(6)  |3/12/|Common Stock|1,466  |       |2,934       |D  |            |
s                     |        |/98  |    | |           |   |     |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Includes shares of unvested restricted stock granted under the Transocean Offshore Inc. Long-Term Incentive Plan.
(2) Shares held under the Transocean Offshore Inc. Savings Plan at December 31, 1997. The number of shares listed is approximate because Plan accounting  is on a unit
basis.
(3) Grant of 3,600 options under the Long-Term Incentive Plan, one-third of which become exercisable on each of the following dates: 1/28/95,
1/28/96 and
1/28/97.
(4) Grant of 7,200 options under the Long-Term Incentive Plan, one-third of which become exercisable on each of the following dates: 2/24/96,
2/24/97 and
2/24/98.
(5) Grant of 6,600 options under the Long-Term Incentive Plan, one-third of which become exercisable on each of the following dates: 2/23/97,
2/23/98 and
2/23/99.
(6) Grant of 4,400 options under the Long-Term Incentive Plan, one-third of which become exercisable on each of the following dates: 3/12/98,
3/12/99 and
3/12/00.
SIGNATURE OF REPORTING PERSON
/s/ Brian C. Voegele by Nicolas J. Evanoff
DATE
May 12, 1998